SKIBO FINANCIAL CORP.
                                COMPENSATION PLAN


         WHEREAS, the Corporation has determined that it is advantageous to its stockholders that the directors, management and employees of the Corporation receive incentive compensation as a means of rewarding their efforts in providing a return on investment to the stockholders in the form of dividend payments, and

         WHEREAS, the Board of Directors of the Corporation has determined that such purposes may best be accomplished through implementation of the proposed SKIBO Financial Corp. Compensation Plan ("Plan"), and

         WHEREAS, at its meeting held on September 14, 2000, the Board of Directors of the Corporation has authorized and adopted the Plan, effective September 14, 2000,

         NOW THEREFORE, BE IT RESOLVED that the Plan shall be implemented effective September 14, 2000, as follows:

         1. Each Director, Officer and employee of the Corporation, or its subsidiary, shall be compensated for contributions to the Corporation. Such level of compensation shall be determined based upon the number of unexercised stock options previously awarded under the Corporation's Stock Option Plan held by such individual, and the cash dividends paid on the Common Stock of the Corporation from time to time.

         2. Although it is anticipated that such compensation payable to such Plan participants shall be paid each time that a cash dividend is paid on the Common Stock, the Board reserves the right to amend, modify, suspend or cancel this Plan at any time without prior notice to any participants under the Plan. No rights or claims for compensation or payment under the Plan shall vest or accrue prior to the actual delivery of payment to the Plan participant.

         3. The Plan shall provide that upon the payment of a cash dividend on the Common Stock, the holder of such options shall receive payment of cash in an amount equivalent to the cash dividend payable as if such stock options had been exercised and such Common Stock held as of the dividend record date. Such payment of compensation based upon stock options held shall expire upon the expiration or exercise of such underlying options. Such compensation rights are non-transferable and shall attach to options whether or not such options held as of the dividend record date are immediately exercisable All options previously granted to non-employee directors, officers and employees shall be considered in determination of such compensation rights under the Plan.

         4. All compensation payable under this Plan shall be subject to applicable tax withholding and tax reporting as determined by the Corporation.


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         5. All  determinations  regarding  administration  of the Plan shall be made by the Board of the Bank, or a committee appointed by the Board, and such determinations of the Board or its committee shall be conclusive with respect to the Plan.

         IN WITNESS WHEREOF, the Corporation has caused the Plan to be executed by its duly authorized officers.


                                                  Skibo Financial Corp.




                                                  By:
--------------------------                               -----------------------
Date                                                     Walter G. Kelly
                                                         Title:   President



--------------------------                               -----------------------
Date                                                     Secretary


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